Exhibit 99.1

Contact: Janet Kirkley,

704-532-3318

—For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2012 and

Reaffirms Full Year 2012 Guidance

CONCORD, NC (May 2, 2012) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2012 total revenues of $84.8 million and a loss from continuing operations of $118,000 or $0.00 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2012 earnings guidance of $0.90 to $1.20 per diluted share from continuing operations.

The Company’s admissions and many event related revenue categories continue to be negatively impacted by declines in consumer and corporate spending due to weak economic conditions, including high unemployment and fuel prices. In 2012, similar to 2011, the Company maintained reduced ticket and other prices for its fans and corporate customers to help counter these tough economic times and mitigate near-term demand weakness.

Because many revenues such as admissions and corporate marketing arrangements are sold well in advance of scheduled events, management believes it may take relatively longer for SMI’s results to reflect sales growth as economic conditions improve.

First Quarter Comparison:

•	Total revenues were $84.8 million in 2012 compared to $86.7 million in 2011

•	After tax loss on early debt redemption and refinancing was $4.5 million or $0.11 per diluted share in 2011

•	Loss from continuing operations was $118,000 or $0.00 per diluted share in 2012 compared to $1.2 million or $0.03 per diluted share in 2011

•	After tax losses from discontinued operations were $28,000 or $0.00 per diluted share in 2012 compared to $274,000 or $0.01 per diluted share in 2011

•	Net loss was $146,000 or $0.00 per diluted share in 2012 compared to $1.5 million or $0.04 per diluted share in 2011

Non-GAAP Financial Information and Reconciliation

Income (loss) from continuing operations, and diluted earnings (loss) per share from continuing operations, as adjusted, set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of continuing operations separate from discontinued operations and a certain 2011 charge. Management uses the non-GAAP information to assess the Company’s continuing operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, diluted earnings or loss per share, or income or loss and diluted earnings or loss per share from continuing operations, determined in accordance with GAAP.

	Three Months Ended March 31:
	2012	2011
	(in thousands, except per share amounts)
Consolidated net loss using GAAP	$(146)	$(1,518)
Loss from discontinued operation	28	274

Consolidated loss from continuing operations	(118)	(1,244)
Loss on early debt redemption and refinancing	—	4,458

Non-GAAP consolidated (loss) income from continuing operations	$(118)	$3,214

Consolidated diluted loss per share using GAAP	$(0.00)	$(0.04)
Loss from discontinued operation	0.00	0.01

Consolidated diluted loss per share from continuing operations	(0.00)	(0.03)
Loss on early debt redemption and refinancing	—	0.11

Non-GAAP diluted (loss) earnings per share from continuing operations	$(0.00)	$0.08

Significant 2012 First Quarter Racing Events

•	Las Vegas Motor Speedway - NASCAR Kobalt Tools 400 Sprint Cup and Sam’s Town 300 Nationwide Series racing events

•	Bristol Motor Speedway - NASCAR Food City 500 Sprint Cup and Ford EcoBoost 300 Nationwide Series racing events

2012 Earnings Guidance

The Company reiterated that first quarter 2012 results are consistent with its previous full year 2012 earnings guidance of $0.90-$1.20 per diluted share from continuing operations. The wide range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, as well as the timing and pace of economic recovery. The guidance also reflects expiration of Infineon Raceway’s naming rights agreement and reduced NASCAR ancillary rights revenues. High or increasing fuel and food prices could significantly impact our future results.

Dividends and Stock Repurchase Program

On February 22, 2012, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 15, 2012 to shareholders of record as of March 5, 2012. On April 17, 2012, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, payable on June 8, 2012 to shareholders of record as of May 18, 2012. These quarterly dividends represent a 50% increase over comparable quarterly amounts declared last year. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the first quarter 2012, the Company repurchased 33,000 shares of common stock for approximately $517,000 under its previously announced stock repurchase program. As of March 31, 2012, the Company has repurchased 3,665,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program, as currently authorized, is 335,000.

Comments

“Although SMI’s first quarter results were within our expectations, they reflect the continuing impact of high unemployment and fuel prices on our core fan base,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “SMI is striving harder than ever to provide our fans and customers with race entertainment value second to none, while continuing to reduce ticket and other prices to help counter these tough economic times. We are working to persuade local and regional lodging proprietors that lowering prices can stimulate demand that benefits us both, as well as our fans. Our untiring investments in traffic infrastructure improvements are paying off through dramatically shorter travel times, which our fans are favorably embracing more and more. Also, SMI is investing heavily in unique pre-race and contemporary interactive digital entertainment that appeals to our next generation of younger fans and fosters family attendance.

“Looking forward, we have already sold all of our NASCAR Sprint Cup and most of our Nationwide Series event sponsorships for 2012, and many for racing seasons beyond 2012. Corporate interest in our premier facilities for track rentals, driving schools and other promotional activities continues to increase. These, and other bullish signs like stabilizing advance ticket sales, are all positive signs that SMI’s business continues to rebound.”

“We believe the future of SMI and motorsports is much brighter now than at this same time last year. Several positive long-term business initiatives are converging,” stated O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports. “Our focus on our core business includes increased efforts to grow revenues, constrain capital spending and further reduce leverage. Exciting new Sprint Cup drivers representing sizeable and largely untapped demographics in NASCAR racing are being introduced. NASCAR efforts to improve on-track racing and bring back the competitive excitement that created our loyal fan base and our sport’s popularity continue, with exciting upcoming changes such as restoring brand identity to “stock car” racing with the introduction of re-styled Sprint Cup cars in 2013. These are all positive long-term initiatives that provide tremendous marketing and growth opportunities for broadcasters, advertisers and SMI, and bode well for the upcoming renewal of the long-term NASCAR broadcasting contract.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to design, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (US / Canada / toll-free) or 706-758-1524 (international / local). The reference number is 74410456. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 12:00 PM (ET) May 2nd through 11:59 PM (ET) May 18th. The reference number is 74410456. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2012 and 2011

(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2012	3/31/2011

Revenues:
Admissions	$22,469	$24,576
Event related revenue	24,702	26,625
NASCAR broadcasting revenue	29,433	28,426
Other operating revenue	8,198	7,048

Total Revenues	84,802	86,675

Expenses and Other:
Direct expense of events	14,989	15,552
NASCAR purse and sanction fees	18,755	18,293
Other direct operating expense	5,054	5,374
General and administrative	21,879	21,503
Depreciation and amortization	13,916	13,250
Interest expense, net	10,436	11,247
Loss on early debt redemption and refinancing	—	7,433
Other income, net	(46)	(20)

Total Expenses and Other	84,983	92,632

Loss from Continuing Operations Before Income Taxes	(181)	(5,957)
Income Tax Provision	63	4,713

Loss from Continuing Operations	(118)	(1,244)
Loss from Discontinued Operation, Net of Taxes	(28)	(274)

Net Loss	($146)	($1,518)

Basic Loss Per Share:
Continuing Operations	($0.00)	($0.03)
Discontinued Operation	(0.00)	(0.01)

Net Loss	($0.00)	($0.04)

Weighted average shares outstanding	41,443	41,594

Diluted Loss Per Share:
Continuing Operations	($0.00)	($0.03)
Discontinued Operation	(0.00)	(0.01)

Net Loss	($0.00)	($0.04)

Weighted average shares outstanding	41,451	41,594

Note: Individual quarterly per share amounts may not be additive due to rounding.

Major NASCAR-sanctioned Events Held During Period	4	4

BALANCE SHEET DATA	3/31/2012	12/31/2011

Cash and cash equivalents	$96,282	$87,368
Total current assets	198,275	157,895
Property and equipment, net	1,173,084	1,177,154
Goodwill and other intangible assets, net	533,692	533,677
Total assets	1,940,340	1,904,643

Deferred race event and other income, net	105,257	62,658
Total current liabilities	168,972	121,643
Credit facility revolving and term loan borrowings	141,250	145,000
Total long-term debt	568,498	572,557
Total liabilities	1,105,834	1,063,463
Total stockholders’ equity	834,506	841,180